EXHIBIT 99.1

Westmoreland Reports
First Quarter 2009 Results

Colorado Springs, Colorado — May 8, 2009 — Westmoreland Coal Company (NYSE Amex:WLB) reported today its first quarter 2009 financial results.
Net loss applicable to common shareholders was $6.2 million ($0.64 per basic and diluted common share) for the quarter ended March 31, 2009, compared to a net loss of $11.5 million ($1.21 per basic and diluted share) for the quarter ended March 31, 2008. Net results for the first quarter 2009 were favorably impacted by $3.8 million of income related to fair value changes in convertible debt conversion features and other instruments. Net results for the first quarter 2008 were unfavorably impacted by $7.7 million of interest expense related to the initial accounting for convertible notes, a $1.3 million loss on the extinguishment of debt, and a $0.6 million restructuring charge.
The first quarter of 2009 was negatively impacted by a reduction in coal tonnages sold and a reduction in megawatt hours sold by the power operations. Coal tonnage decreased from the first quarter of 2008 as a result of customer outages, transportation delays, and a decrease in the overall demand for electricity as result of current economic conditions. Power sales decreased as a result of outages during the first quarter of 2009. The first quarter of 2009 was also negatively impacted by a decrease in interest income following the 2008 refinancings of debt, as well as impairment losses on investments. These negative factors were partially offset by a decrease in corporate expenses related to the execution of the Company’s restructuring plan and favorable stock compensation expenses.
“We saw a reduction in coal tonnage in the first quarter of 2009 reflective of weakness in the general economy,” said Keith E. Alessi, Westmoreland’s Chairman and CEO. “Additionally, scheduled and unscheduled outages at our customer’s power facilities, as well as at our own ROVA power facilities, further reduced revenues in both our coal and power operations. I was pleased with our cost containment measures and these results were very much in line with our expectations, given our fixed cost structure and these volume levels.
We will continue to monitor volume and adjust our controllable expenses accordingly throughout the remainder of the year. We have carefully studied and will continue to address the high costs associated with postretirement benefits.
During the quarter, we received a favorable Private Letter Ruling from the Internal Revenue Service with respect to a series of transactions that took place at our Westmoreland Resources subsidiary. These transactions will allow us to benefit from the Indian Coal Production Tax Credits available under the Federal Energy Policy Act of 2005 and could increase Westmoreland’s before-tax cash flows by $37.1 million through 2012. The first benefits of these transactions will be reflected in the second quarter of 2009.”

Coal Operations
The following table shows comparative coal revenues, operating income and production, and percentage changes between periods:

	Quarter Ended March 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$99,953	$108,342	$(8,389)	(7.7)%
Operating income	2,321	7,992	(5,671)	(71.0)%
Tons sold — millions of equivalent tons	6.7	7.7	(1.0)	(13.0)%
First quarter 2009 coal revenues decreased to $100.0 million compared with $108.3 million in the first quarter 2008. This decrease occurred primarily from a decrease of 1.0 million in reduced tonnages sold as a result of customer outages, transportation delays, and a decrease in the overall demand for electricity as a result of current economic conditions.
Coal segment operating income decreased to $2.3 million in the first quarter of 2009 down from $8.0 million in the first quarter of 2008. The decrease in operating income was driven primarily from reduced tonnages sold and was partially offset by reduced production costs. In addition, expenses related to pension benefits increased by $0.7 million due to declines in the value of pension plan assets.
Power Operations
The following table shows comparative power revenues, operating income and production and percentage changes between periods:

	Quarter Ended March 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$21,845	$23,252	$(1,407)	(6.1)%
Operating income	2,981	5,473	(2,492)	(45.5)%
Megawatts hours — thousands	397	436	(39)	(8.9)%
First quarter 2009 power segment revenues decreased to $21.8 million compared to $23.3 million in the first quarter 2008. This decrease occurred primarily from reduced megawatt hours sold as a result of planned and unplanned outages.
Power segment operating income was $3.0 million in the first quarter of 2009 down from $5.5 million in the first quarter of 2008. This $2.5 million decrease was also primarily from reduced megawatt hours sold as a result of planned and unplanned outages and increased maintenance costs during the outages.
Heritage Costs
First quarter 2009 heritage costs were $7.8 million compared to $7.0 million in the first quarter of 2008. This $0.8 million increase was largely driven by administrative costs related to future cost containment efforts. In addition, the Company experienced favorable health care benefit expenses in the first quarter of 2009, which were offset with a favorable Black Lung benefit recorded in the first quarter of 2008.

Corporate
Corporate segment operating expenses totaled $1.9 million in the first quarter of 2009 compared to $4.2 million in the first quarter of 2008. Excluding the restructuring charge of $0.5 million in the first quarter of 2008, corporate segment operating expenses decreased by $1.8 million. This decrease was related to a one-time $0.4 million reversal of stock compensation expense, as well as savings related to the execution of the Company’s restructuring plan and other cost control efforts.
Other Income (Expense)
First quarter 2009 other expense decreased to $1.3 million compared with $13.3 million of expense in the first quarter of 2008. Excluding the $3.8 million impact in 2009 of the fair value adjustment on the derivative and related amortization of debt discount, $7.7 million of interest on the beneficial conversion feature associated with convertible debt issued in 2008 and the $1.3 million loss in 2008 on the extinguishment of power debt, other expense increased by $0.8 million. This increase was driven by $0.5 million of other-than-temporary impairment charges taken on investments and a decrease in interest income.
Cash Flow from Operations
Cash provided by operating activities increased $3.0 million in the three months ended March 31, 2009, compared to the three months ended March 31, 2008, primarily as a result of the decrease in trade receivables due to the timing of cash flows. The increase was partially offset by reduced non-cash interest expense for the first quarter of 2009.
Liquidity
The following alternatives are being pursued to improve liquidity during 2009:
•	The Company is pursuing and evaluating potential sale-leaseback transactions for certain facilities and equipment at the Absaloka Mine;

•	The Company is pursuing alternatives to meet future reclamation bond requirements with reduced amounts of cash collateral as new mining areas are entered;

•	The Company is attempting to improve liquidity by improving the operating performance of the mines. We believe that improvements in productivity and continued focus on cost control at mining operations during 2009 should improve liquidity; and

•	The Company is pursuing various alternatives to reduce required 2009 pension contributions, including modifying elections available in determining the required contribution, contributing shares of the Company’s common stock to the plan in lieu of cash, and amending pension plans.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended March 31, 2009, for additional information.
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.

Forward-Looking Statements
Throughout this press release, we make statements, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled Risk Factors (refer to Part I, Item 1A in the 2008 Form 10-K and 2009 first quarter Form 10-Q). Specific factors that could cause actual results to differ materially from such forward-looking statements include, among others, the following:
•	worldwide economic conditions;

•	ability to produce coal at existing and planned future operations;

•	changes in postretirement medical benefit and pension obligations;

•	availability and costs of credit, surety bonds and letters of credit;

•	inability to expand coal operations due to limitations in obtaining bonding capacity to back new mining permits;

•	ability to maintain compliance with debt covenant requirements or obtain waivers from lenders in cases of non-compliance;

•	the ability of subsidiaries to pay dividends to the Parent due to restrictions in debt arrangements;

•	ability to negotiate profitable coal contracts, price reopeners and extensions;

•	ability to maintain satisfactory labor relations;

•	financial stability of the Company’s customers, and their ability to continue to comply with their contractual commitments in a timely manner;

•	disruptions in delivery or changes in pricing from third-party vendors of goods and services which are necessary for operations such as fuel, steel products, explosives and tires;

•	impact of weather on demand, production and transportation;

•	the performance of the Roanoke Valley power plants and the structure of its contracts with its lenders and Dominion Virginia Power;

•	coal’s market share of electricity generation;

•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particular matter or greenhouse gases; and

•	ability to raise additional capital, access to financing and the ability to sell assets as discussed under Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.
As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of goals. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
	(In thousands, except
	per share data)
Revenues:
Coal	$99,953	$108,342
Energy	21,845	23,167
Independent power projects — equity in earnings	—	85

	121,798	131,594

Cost and expenses:
Cost of sales — coal	82,434	86,983
Cost of sales — energy	15,293	14,153
Depreciation, depletion and amortization	10,732	10,248
Selling and administrative	10,740	10,339
Restructuring charges	—	627
Heritage health benefit expenses	6,983	6,965
Loss (gain) on sales of assets	18	(1)

	126,200	129,314

Operating income (loss)	(4,402)	2,280

Other income (expense):
Interest expense	(5,836)	(5,886)
Interest expense attributable to beneficial conversion feature	—	(7,731)
Interest income	887	1,612
Other income	3,607	80
Loss on extinguishment of debt	—	(1,345)

	(1,342)	(13,270)

Loss before income taxes	(5,744)	(10,990)
Income tax expense	104	134

Net loss	(5,848)	(11,124)
Less preferred stock dividend requirements	340	340

Net loss applicable to common shareholders	$(6,188)	$(11,464)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.64)	$(1.21)
Weighted average number of common shares outstanding:
Basic and diluted	9,608	9,444

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	Three Months Ended
	March 31,
	2009	2008
	(In thousands)
Cash Flow (Unaudited)
Net cash provided by operating activities	$17,420	$14,423
Net cash provided by (used in) investing activities	$(10,281)	$10,760
Net cash used in financing activities	$(3,346)	$(20,006)

	March 31,	December 31,
	2009	2008
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$811,895	$812,967
Total debt	$260,260	$269,153
Working capital deficit	$(25,503)	$(24,152)
Shareholders’ deficit	$(220,729)	$(217,598)
Common shares outstanding	9,642	9,690